PROSPECTUS SUPPLEMENT                          Filed Pursuant to Rule 424 (b)(3)
(To Prospectus dated October 30, 2000)                Registration No. 333-48972


                          -----------------------------

                             USA TECHNOLOGIES, INC.

                        16,691,997 shares of Common Stock

                          -----------------------------

       The first paragraph under the "SELLING SHAREHOLDERS" section of the Prospectus is replaced with the following:

               Each of the selling shareholders listed below is the holder of our common stock or has the right to acquire the number of shares of our common stock set forth opposite that selling shareholder's name. All of these securities were issued by USA pursuant to a transaction exempt from the registration requirements of the Act and various state securities laws.

       The table entitled "1999-B COMMON STOCK PURCHASE WARRANTS" appearing under the "SELLING SHAREHOLDERS" section of the Prospectus is amended to reflect the transfer of 1999-B Warrants by certain selling shareholders subsequent to the date of the Prospectus, as follows:

               The following selling shareholders have transferred all of their 1999-B Warrants and are removed from the table: George Jensen & Andrew David Jensen (JTWOS); George Jensen & Burton Jensen (JTWOS); George Jensen & Ron Jensen (JTWOS); and Nancy Krook.

               The selling shareholders named below are added to the table set forth in the Prospectus. To the extent that a selling shareholder listed below is already named in the table contained in the Prospectus, the information set forth below replaces the information in the Prospectus.

                                                                                 Beneficial Ownership
Selling Shareholder                         Common Stock Offered Hereby             After Offering
-------------------                         ---------------------------        ------------------------

                                                                                Number          Percent
                                                                               -------          -------

Frances Young (1)                                    100,000                   600,000           2.91%
George Jensen & Julie
 E. Johnston (JTWOS) (2)                              11,000                   460,000           2.24%
Sheri-Lynn Demaris                                    25,000
Karl C. & Natalie C. Mynyk(3)                         30,000                         0             *
Richard F. Murphy                                      5,000
Leon M. Kruger                                         5,000
Sarah B. & Paul A. Salois                             25,000
Alexander R. Beard                                       500
F. Stanton Moyer                                      25,000
Ralph H. Knode                                         1,500
Linda Moran Evans                                      2,500
Joseph Singer                                          5,000
Yeshiva Shearith Hapleta                              10,000
Solomon Ellner                                         5,000

Cong. Kolel Mateh Efraim                              10,000
Robert Gueriera, Jr.                                   5,000
Leland P. Maxwell (4)                                  5,000                    74,217             *
Stephen M. Luce (5)                                    5,000                     7,882             *
George W. Yocum                                        9,000
Fieldman, Hay & Ullman, LLP (6)                      255,500                         0             *
Vista Marketing Research, Inc. (7)                    30,000                         0             *
Robert McGarrah (7)                                   25,000                         0             *
I.W. Miller Group, Inc. (8)                          100,000                   198,750             *
Charlotte B. Given                                    13,000
Rick Joshi                                            23,000

------------
* Less than one percent (1%).

(1)  Ms. Young is a former employee of USA.

(2) George R. Jensen, Jr., is the Chairman and Chief Executive Officer of USA. Excludes the right granted to him under his employment agreement to receive eight percent of the issued and outstanding common stock upon the occurrence of a USA Transaction (as defined in Prospectus). See "Management -- Executive Employment Agreements" of the Prospectus.

(3) Mr. Mynyk is a former employee of USA.

(4) Mr. Maxwell is the Chief Financial Officer of USA.

(5) Mr. Luce is an employee of USA.

(6) The law firm of Fieldman, Hay & Ullman, LLP currently represents USA in connection with pending litigation.

(7) Mr. McGarrah is the President of Vista Marketing Research, Inc. which serves as a consultant to USA.

(8) I.W. Miller Group, Inc. is our public relations firm.


           The date of this Prospectus Supplement is January 25, 2001.